UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

VAPE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21822 Lassen St., Suite A

Chatsworth, CA 91311

(Address of principal executive office)

1-877-827-3959

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2015, Vape Holdings, Inc. (the “Company”) entered into a series of convertible note financings (the “Transaction”) with several accredited investors (the “Investors”) totaling an aggregate of $517,000 in aggregate proceeds raised less certain fees and costs as set forth in the financing documents (the “Transaction Documents”).

8% Notes

On August 5, 2015, the Company entered into three (3) separate securities purchase agreements (the “Securities Purchase Agreement”) with Investors pursuant to which the Company agreed to sell, and the Investors agreed to purchase, unsecured convertible redeemable notes (the “8% Notes”) in the aggregate principal amount of $280,000 less certain fees and costs as set forth in the 8% Notes. The closing under the 8% Notes occurred concurrently with the execution of the 8% Notes on August 5, 2015.

The 8% Notes each bear interest at the rate of 8% per annum and are convertible into common stock of the Company at a conversion price per share equal to 58% of the average of the lowest trading price of the common stock in the thirteen (13) trading days immediately preceding the applicable conversion date. The Company has the option to prepay the 8% Notes in the first 180 days from closing subject to a prepayment penalty of no more than 148% of principal plus interest depending on the timing of said prepayment as set forth in the 8% Notes. The Maturity Date of the 8% Notes is twelve (12) months from the date of issuance.

Concurrently with the 8% Notes, on August 5, 2015, the Company entered into separate 8% Convertible Redeemable Back End Notes (the “Back End Notes”) with the three (3) Investors in the aggregate principal amount of an additional $280,000 secured by Collateralized Notes issued to the Company (the “Collateralized Notes”). The Back End Notes and Collateralized Notes have offsetting terms and, in the event certain terms and conditions are not met, both the Collateralized Notes and Back End Notes will automatically be deemed cancelled and of no further effect. The Investors must fund the full aggregate principal amounts of their Back End Notes as a condition of exercising any portion of their Back End Notes.

12% Note I

The Company separately entered into a 12% Convertible Note (the “12% Note I”) with an Investor in the principal amount of up to $400,000 with $125,000 in principal funded at closing on August 5, 2015 less a 10% Original Issue Discount (“OID”) and certain other fees and costs as set forth in the 12% Note I. The 12% Note I bears interest at the rate of 12% per annum and is convertible into common stock of the Company at a conversion price of the lesser of $0.34 or 60% of the lowest trade price in the 20 trading days previous to conversion. The Company has the option to prepay the 12% Note I in the first 90 days from closing without penalty. The Maturity Date of the 12% Note I is twenty-four (24) months from the date of issuance.

12% Note II

On August 5, 2015, the Company separately entered into a 12% Convertible Note (the “12% Note II”) with an Investor in the principal amount of $112,000l funded at closing on August 5, 2015 less certain fees and costs as set forth in the 12% Note II. The 12% Note II bears interest at the rate of 12% per annum and is convertible into common stock of the Company at a conversion price of 45% discount to the lowest trading price during the previous fifteen (15) trading days to the date of a conversion notice. The Company has the option to prepay the 12% Note II at a 140% premium in the first 90 days from closing, in the 90th day to the 120th day at a premium of 150% and after the 120th day from closing at a premium of 150% subject to consent of the Investor. The Maturity Date of the 12% Note II is seven (7) months from the date of issuance.

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing descriptions of the Securities Purchase Agreement, the 8% Notes, the 12% Note I, the 12% Note II and related documentation do not purport to be complete and are qualified in their entirety by reference to the full text of the documents, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. Certain capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Transaction Documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement, dated August 5, 2015.

10.2	Form of 8% Note, dated August 5, 2015.

10.3	Form of Back End Note, dated August 5, 2015.

10.4	Form of Collateralized Note, dated August 5, 2015.

10.5	12% Note I, dated August 5, 2015.

10.6	12% Note II, dated August 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: August 11, 2015	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer